Exhibit 4.20

(English Translation)

* * *Confidential material has been omitted and filed separately with the Commission

LEASING AGREEMENT FOR NON-RESIDENTIAL USE FOR THE PROPERTY LOCATED IN CALLE ALBASANZ N° 73, MADRID 28037

In Madrid, on October 10, 2011

I

BY AND BETWEEN

FOR ONE PARTY,

Mr Mohandas Bhagwandas Chainani, an adult, with professional residence in calle Albasanz N° 73, Madrid 28037, holder of ID card no. 05420657-V, currently in force.

FOR THE OTHER PARTY,

Mr Robertus Johannes Michael Assink, an adult, of Dutch nationality, holder of Spanish Residence Permit (NIE) No. X-1589529-E, in force and with professional residence in calle Albasanz N° 71, Madrid 28037

II

THE PARTIES ACT

The former, on behalf of and in representation of the following business organisation:

Mr Mohandas Bhagwandas Chainani, in his capacity as Duly Empowered Representative, on behalf of and in representation of CHAINCO INVESTMENTS COMPANY, S.L., with VAT no. B-81222648, with registered address in calle Albasanz N° 73, Madrid 28037, incorporated for an indefinite period of time by means of a deed executed in the presence of the Notary Public of Madrid, Mr José Marcos Picón Martín, on July 7, 1995, with his protocol number 1675 . Registered in the Companies House of this Province, in volume 9752, book 0, sheet 195, section 8, leaf M 156669, entry 1a. Hereinafter the “LESSOR”

The latter, on behalf of and in representation of the following business organisations:

(i)	Mr. Robertus Johannes Michael Assink, with Spanish Residence Permit (NIE) No. X-1589529-E, in his capacity as Joint and Several Administrator, on behalf of and in representation of the business organisation called INTERXION ESPAÑA, S.A.U., with VAT no. A-82517731, by virtue of a deed authorised by the Notary Public of Madrid Mr. Carlos Pérez Baudín on May 18, 2010, with his protocol no. 1125, with registered address in calle Albasanz N° 71, Madrid 28037, a company entered in the Companies House of Madrid, in Volume 14952, Book 0, Sheet 161, Section 8ª, Sheet M-249071, Entry 7a (15-06-2010). Hereinafter the “LESSEE”.

(ii)	Mr. Robertus Johannes Michael Assink acts on behalf of and in representation of INTERXION HOLDING NV, with registered offices in Tupolevlaan 24 - 1119 NX Schiphol-Rijk - Holland, a company duly incorporated in accordance with Dutch Law, and registered in the Chamber of Commerce of Amsterdam, Holland, with no. 33301892, a position he holds by virtue of a special power as Joint and Several Guarantor, granted by Mr David Ruberg, Chief Executive Officer of INTERXION HOLDING NV in the presence of the Notary Public of Holland, Mr. Bartholomeus Johannes Kuck, on October 10, 2011 (copy attached as Annex 1), and authorised for this purpose by an agreement of the Governing Board of the Company by means of a certificate issued by Mr Jacobus Johannes Camman, Secretary of the Governing Board of INTERXION HOLDING NV (copy attached as Annex 2). Hereinafter the “JOINT AND SEVERAL GUARANTOR”.

All the parties reciprocally acknowledge their respective powers to enter into this Leasing Agreement for non-residential use, to which end

III

THEY STATE

I.- That the LESSOR is the owner of the property located in calle Albasanz N° 73, Madrid 28037 (hereinafter the “Property”). The approximate surface area of the land is 1,517 m2. This land currently houses a building that has an approximate built-up surface area of 2,130 square metres.

The Property and the building are located in calle Albasanz N° 73, Madrid 28037. It is comprised of a ground floor, housing the loading and unloading area, reception offices, toilets, a warehouse compartment with mobile shelves for material storage. The first floor contains toilets, a kitchen and offices, and the second floor contains the rest of the offices, toilets and other management and personnel services. Both floors are connected by an inner stair, a lift and a service lift.

The built-up surface area of the ground floor is one thousand, four hundred and forty-five square metres (1,445 m2); The first floor is two hundred and seventy-five square metres (275 m2), and the second floor four hundred and ten square metres (410 m2), on the plot of one thousand, five hundred and seventeen square metres (1,517 m2), with a permanent 30.70-metre long garage entrance (keep clear area).

Registry description: Entered in the Property Register No. 17 of Madrid, Volume 1637, Book 651, Sheet 20.

Cadastral Reference No.: 7471709VK4777A0001TF.

Permanent Garage Entrance (Keep Clear). Registration No.: 2000001583.

Taxes and expenses: The Property is up to date in the payment of taxes, rates, contributions and other fees on the date of the signature of this Agreement.

Charges: Free of charges, encumbrances and tenants.

II.- The LESSEE states that it is aware of and accepts the current physical, building, legal, administrative, development and land registry status of the Property as described.

III.- That the LESSEE is interested in renting the property to use it for the company’s business activity, particularly the installation, operation and maintenance of data processing centres (DPC) and connections between networks of telecommunications operators, and the LESSOR is interested in leasing it to the LESSEE.

IV.- That the parties hereto being in agreement, and mutually and reciprocally acknowledging their respective legal empowerment to enter into this agreement, which is binding, and attaching particular importance to the good faith with which each one of them will honour their respective commitments, they agree, of their own free will, to enter into this leasing Agreement for non-residential use, hereinafter the “Agreement”, on the aforementioned property, which will be governed by the clauses of this Agreement and, in the event of any other circumstances not provided for herein, by the provisions of Title III of the current Spanish Ley de Arrendamientos Urbanos [Urban Leasing Law] (Law 29/1994, of November 24), hereinafter the “LAU” and, as necessary, by the provisions of the Civil Code.

CLAUSES

First.- Definitions

For the purpose of this Agreement, the following expressions will have the definition attached to them below:

“LESSOR”	CHAINCO INVESTMENTS COMPANY, S.L., with VAT No. B-81222648, with registered address in calle Albasanz N° 73, Madrid 28037, a company entered in the Companies House of Madrid, in Volume 9752, Book 0, Sheet 195, Section 8[a], Sheet M-156669, Entry 1a.

“LESSEE”	INTERXION ESPAÑA, S.A.U., with VAT No. B-82517731, with registered address in calle Albasanz N° 71, Madrid 28037, a company entered in the Companies House of Madrid, in Volume 14952, Book 0, Sheet 161, Section 8a, Sheet M-249071, Entry 7[a].

“Box in Box”	The equipment, installations and movable elements built outside the building and added to it to carry out the activity of the corporate purpose of INTERXION ESPAÑA S.A.U., i.e. the specific DPC installations used to provide the service, in general: computing systems, servers, generators, transformers, chillers, RACs, etc., which may be disassembled and removed without affecting the structure, operation, appearance and legality of the building.

“Agreement”	This Leasing Agreement.

“Building”	It comprises the fixed construction erected on the ground according to the building projects submitted, as well as the parts of the buildings, elements, installations and equipment used to provide a service which cannot be removed without somehow jeopardising it, with the specific exclusion of the “Box in Box”.

“Start Date”	The date indicated in clause 3.1. (10-10-2011)

“Property”	The total of the land and real property described in the They State (I) section, as well as the buildings and facilities existing in the Property at any time.

“Joint and Several Guarantor”	INTERXION HOLDING NV, with registered offices in Tupolevlaan 24 - 1119 NX Schiphol-Rijk - Holland, a company duly incorporated in accordance with Dutch Law, and registered in the Chamber of Commerce of Amsterdam, Holland, which endorses and guarantees, jointly and severally, and to the maximum extent permitted by law, the obligations taken on by the LESSEE in this Agreement until its termination, as agreed to herein.

“CPI”	Consumer Price Index (CPI)

“INE”	Instituto Nacional de Estadística [National Institute of Statistics] (INE)

“ITE”	Technical Building Inspection (ITE)

“Major Work”	Major Work is taken to mean all building work, be it in or on existing buildings, demolition or new building work, as well as any work which, before the building can operate, requires permissions and an administrative “Major Work” licence. This includes any actions that affect the structure of the buildings and work to extend the occupation and/or the built-up volume.

“Required Work”	Any Work required in accordance with the applicable legislation or regulations and applicable to the building and/or installations on the Property, as well as work required for the maintenance or repair of the building throughout the term of this Agreement.

“Other Work”	All other work that does not correspond to Major Work and Required Work, and which, by way of examples which are not exhaustive, may be electrical installations, air conditioning, lifts, stairs, facade etc.

“Obligatory Compliance Period”	The period of fifteen years to which the parties commit pursuant to this Agreement.

Second.- Object of the Agreement

By virtue of this Agreement, the LESSOR leases to the LESSEE, who accepts, a Property described in the They State section I, which the LESSEE states that it knows and accepts, accepts, in its current physical, building, legal, administrative, development and land registry status.

The LESSEE acknowledges that it receives the Property and its installations and services in good conditions of use and in a good state of repair.

The LESSEE will use the Property mainly for the specific activities of its corporate purpose, and particularly for the installation, operation and maintenance of data processing centres (DPC). It may also use the Property for complementary uses to the core activity provided that any such use does not involve a greater percentage than that of the core activity and that the clients to whom any such services are rendered are also clients of the LESSEE’s core activity.

As it is not a question of covering a permanent housing need of the LESSEE and the other people stated in Article 7 of the Ley de Arrendamientos Urbanos [Law of Urban Leasings], this agreement is excluded from the system of protection established in titles I and II of the aforementioned Law, and is governed, pursuant to Article 4 of aforementioned Law, by the provisions of this Agreement, by the provisions of Title III of the aforementioned Law, in terms of the Articles whose application has not been expressly excluded in the conditions of this document or do not contradict the provisions of this Agreement, and subsidarily, by the provisions of the Civil Code.

Third.- Term of the Agreement

3.1. The Leasing Agreement will take effect as of its signature, on October 10, 2011 (the “Start Date”), and will have an Obligatory Compliance Period of fifteen (15) years as of the aforementioned date of October 10, 2011, until October 9, 2026.

3.2. Following the expiration of the Agreement because the Obligatory Compliance Period of fifteen (15) years has elapsed, this Agreement will be automatically discharged.

3.3. If for any reason the LESSEE decided to abandon this Agreement or vacate or were obliged to vacate the Property before the fifteen (15) years of Obligatory Compliance have elapsed, it must pay the LESSOR the amount equivalent to the rent that would remain until the fifteenth year, taking into account, for the aforementioned calculation, that the updated rent for each annual period will be that which results from the application of the increases agreed to in this Agreement, until the end of the term of fifteen years, by way of damages which such an early discharge causes the LESSOR.

The indemnities provided for in this agreement will be added to the amount resulting from the provisions of the previous paragraph if the Work established in this Agreement has not been completed pursuant the Work Execution Project and to the corresponding administrative licence, without prejudice to other indemnities and amounts established in this Agreement in the event of non-fulfilment.

Fourth.- Delivery of the Property

4.1. Without prejudice to the enforceability of the Agreement as of its signature, the LESSEE authorises the LESSOR to maintain and use the Property for a term of (30) thirty days, at no charge to the LESSOR, during which term the LESSEE may not use the Property without the LESSOR’s express authorisation. After the aforementioned term of (30) thirty days has elapsed, the LESSEE will have full possession of the Property.

4.2. On the date it deems fitting within the aforementioned term of (30) thirty days, the LESSOR will deliver the building on the Property, and particularly the warehouse of the aforementioned building, with no fixed, mobile or anchored shelves.

Fifth.- Economic Conditions

5.1. RENT.- The rent agreed to in the leasing which is the object of this agreement will consist of:

For the first annual leasing period, from October 10, 2011 until October 9, 2012, the amount of * * *.

For the second annual leasing period, or in other words, from October 10, 2012 until October 9, 2013, the amount of * * *.

As of the third annual leasing period, i.e. from October 10, 2013 and thereafter, the amount of * * *, to be revised annually pursuant to the provisions of clause 5.6 of this agreement.

The aforementioned amounts refer exclusively to the price of the leasing and do not include taxes or expenses.

5.2. Value Added Tax (VAT) and/or other Taxes

This leasing is subject to Value Added Tax (VAT) and/or to any tax that may be levied on the leasing throughout the term of this Agreement, and consequently the total amount of each one of the successive rental invoices must accrue, according to the legal rate applicable at all times, and automatically, the corresponding amount of the aforementioned tax, which will be stated separately from the rest of the items on the corresponding invoice.

5.3. Payment of the Rent

Payment of the rent and other concepts which in accordance with the Law and the clauses of this Agreement may be charged to or paid by the LESSEE, will be made by means of bank transfer to CHAINCO INVESTMENTS COMPANY, S.L. into the Caixabank no. account 2100-2138-15-0200438756, which to this end is indicated in this act by the LESSOR.

The rent will be paid by the LESSEE to the LESSOR in twelve monthly payments, paid one month in advance, within the first FIVE (5) days of each month, plus the corresponding VAT.

The LESSOR will be obliged to issue, on a monthly basis, to the LESSEE, the corresponding invoices for the amounts resulting from the provisions of this clause. In no case will failure to deliver an invoice constitute an excuse for non-payment of the rent by the LESSEE.

In this act, the LESSEE delivers to the LESSOR, as the first rent from the Start Date of this Leasing Agreement until October 31, 2011, the amount of * * *, by means of the nominal promissory note no. 6.075.722-0 8201-4 of the CaixaBank bank. The LESSOR receives the aforementioned cheque subject to it being credited to the account, granting, in this act, the firmest and most efficient letter of payment for the aforementioned amount.

5.4. Exemption from withholding of the LESSEE

This agreement will be subject to withholding in each payment of the monthly rent agreed to according to the applicable legislation. Nevertheless, when the law envisages exemption from making the withholding, the LESSEE will make no withholding if the corresponding legislative requirements are met. When the withholding exemption requires a certificate that should be sent by the LESSOR to the LESSEE, the latter will make no withholding as of the moment the aforementioned certificate is made available to it. The LESSEE delivers to the LESSOR in this act, attaching it to this contract, copy of the certificate issued by the Tax Authorities Exempting Lessors from making the Withholding.

5.5. Delay and non-payment of the Rent

Any delay in the payment of the rent will lead to a surcharge on the interests payable by the LESSOR at a variable annual rate that will be the result of applying, the interest rate on the Interbank market published by the Bank of Spain at the time of the non-fulfilment of the payment plus a ten percent (10%) increase during the first thirty days, and twenty percent (20%) as of day 31 of the non-payment and until total payment of the proper rent owing, besides all other expenses produced, without prejudice to the LESSOR being entitled to instigate eviction procedure due to lack of payment as of day sixty-one (61) as of the first day of the month of non-payment of the rent.

Non-fulfilment by the LESSEE of the obligation to pay the rent in the time, place and form established in this Agreement will entitle the LESSOR to demand termination of this leasing agreement and commence eviction proceedings as provided for by this Agreement.

5.6. Update of the Rent

5.6.1. The rent agreed to in clause 5.1 above will be updated as of the beginning of the fourth year (October 10, 2014) of accrual of the leasing on the date of the end of each year of the term, and throughout the term of the agreement in accordance with the percentage variation in the consumer price index (hereinafter, the CPI), in the twelve (12) months before the update in accordance with the data published for this purpose by the National Institute of Statistics (INE) or any organisation that replaces it, without, in any case, the increase in the rent being lower than three per cent (3%) a year.

To this end, and for the provisions of the following points referenced to the CPI, the initial index taken for the revision will be the index published by the INE on the effective date of the period being revised, and the final index taken will be the last one published before the expiration of the period being revised, and so on for each annual review.

If at the time of the update the aforementioned definitive indexes had not been published, the provisional index established by the INE will be applied, and once the definitive index is known, the corresponding settlement will be made taking into account the date the new rent became applicable, and the corresponding balance will be paid to the LESSOR or LESSEE.

5.6.2. Without prejudice to the agreement made for the annual update of the rent in accordance with the evolution of the CPI, the parties agree to exclude the application of the aforementioned update in the calendar years corresponding to the (6) sixth and (11) eleventh years, when, instead of the annual rate in force being updated according to the CPI, a percentage increase of (6%) six per cent will be applied.

5.6.3. The variations in the rent derived from the revision agreed to in this clause will be added to the rent of this Agreement and will therefore be part of the basis for successive revisions which will be carried out pursuant to the provisions of this clause.

Sixth.- Conditions for return of the Property

6.1. On termination of the leasing, regardless of the cause, the LESSEE must vacate the Property and, on request by the LESSOR, return it to it, in good conditions of operation, conservation and maintenance, barring the wear produced by the normal use thereof and by the passing of time, or if the LESSOR chooses the total or partial demolition of the property, and/or total or partial removal of all kinds of equipment, installations and rubbish, the LESSEE will be responsible for all expenses and activities involved in the aforementioned demolition, removal and rubbish disposal, including all types of rates, taxes and licences needed to do so, technical fees, and all expenses for the removal of waste, goods, installations and rubbish to authorised landfills, leaving the Property free of any charges, encumbrances, obligations and debts that INTERXION ESPAÑA, S.A.U. has to satisfy in accordance with this Agreement or with the legal ordinance, returning the keys and possession of the property to the LESSOR on the day the Agreement terminates.

6.2. Without prejudice to the previous clause, the LESSOR must inform the LESSEE in writing, within the minimum term of one (1) year before the termination of the Obligatory Compliance Period, which option it chooses, either total or partial demolition and/or removal of part or all equipment, installations and rubbish or the restitution of the Property. If the LESSOR does not notify its chosen option to the LESSEE in the term indicated, the LESSOR will be understood to have chosen the restitution of the Property.

This term of one (1) year will not be taken into account when the LESSEE must or wishes to return the Property for any reason before the expiration of the Agreement. In these eventualities, the LESSOR will notify its option within the maximum term of 60 days as soon as it learns of the LESSEE’s obligation to return the Property.

6.3. If the option were total or partial demolition and/or removal of all or part of the equipment and installations of the building, the LESSEE will have (90) days at most after the expiration date of the Agreement to execute, on its own account and cost, the option chosen by the LESSOR and in the established conditions of this Agreement, during which term it will pay the LESSEE 50% of the applicable rent.

6.4. On expiration of the Agreement, and if the LESSOR chooses not to demolish all or part of the Building and installations executed on the leased Property, it may choose to keep any work or improvements made by the LESSEE to the Property for its own benefit. The LESSOR may, at no cost whatsoever to it, have the LESSEE remove from the Property, totally or partially, any facilities, furniture and fittings, goods, equipment and other modifications made to it that do not affect the configuration of the building on the Property or the actual Property, except the pre-existing services and accessories, lift, service lift, air-conditioning and electrical installation, local area networks, technical floors, etc, and anything that may damage the building or the Property, which must remain in it without prejudice to the LESSOR’s entitlement to call for the total or partial demolition of the building on account of the LESSEE in the terms already expounded in this Agreement.

6.5. Notwithstanding the foregoing, the LESSEE will benefit from, and will remove, improvements that are not part of the building or do not damage or render it inoperative, useless or uninhabitable or detract from its value or which require repairs, fixes, replacements or the start-up of equipment or installations that are carried out in the Building and/or the Property leased pertaining to the Data Centre (the “Box in Box”), which refers to the self-sufficient building constructing a building in the Building and whose removal from the Building by the LESSEE cannot affect the operation and structure thereof, in which case the LESSEE will be entirely responsible for any damages caused by the removal on the configuration and structure of the building located in the Property.

6.6. If on termination of the leasing period, and following the term agreed to by the PARTIES for the LESSOR to execute the option of demolition, removal of equipment or recovery of the Property, the LESSOR has not received the Property in the terms and conditions expounded above, as for any other case in which the LESSOR has to recover the effective possession of the property pursuant to the Law or this Agreement, the LESSOR will be entitled to receive from the LESSEE an indemnity equivalent to 150% of the applicable daily rent at the time of the non-fulfilment per day of delay in the delivery of the Property over the first thirty (30) days, which will be 200% for up to sixty (60) days and 300% as of day sixty-one (61), until the date the LESSOR recovers effective possession of the Property in the conditions agreed to herein, and all without prejudice to the LESSOR being entitled to avail itself of the other rights and actions provided for in the Law and/or in this Agreement to obtain the delivery of the Property and, as the case may be, collection of the relevant indemnity, and the fulfilment, as the case may be, of the total or partial demolition or total or partial removal of the equipment and installations from the building in the Property, with all the expenses incurred in all the above actions to be met by the LESSEE.

Seventh.- Work

7.1. Building adaptation work.

7.1.1. For the LESSEE, the core purpose of the leasing is to have, in the leased Property, a building with the requirements and installations it needs to carry on its activity.

To this end, the LESSOR authorises the LESSEE, throughout the term of this Agreement, to perform, entirely on its own account and its own expense and in accordance with this Agreement, any work on the Property required to adapt it to the purposes listed in the second clause, and any work deemed necessary and/or convenient for the development of its activity at all times, or any Other Work that is necessary or legally required, provided that in all cases the resulting building observes all the legislation and regulations required by the corresponding organisms and all the mandatory technical and city-planning legislation for building and for the activity carried on, as well as the industrial and safety legislation in force regulating the plot of land where they are located, at no time exceeding the plot’s buildability limit.

7.1.2. If the LESSEE chose to demolish the building located on the leased Property to build a new one that observes the conditions of this Agreement, the demolition, which the LESSEE will do entirely on its own account and its own expense, must have the legally required authorisations and licences, after informing the adjoining properties and securing their authorisation, if necessary, must be performed in safe conditions in the transfer of rubbish and its disposal in a legally established landfill in legal conditions.

The LESSEE will be responsible for all the technical projects required for the demolition and the cost of the demolition and the relocation of rubbish and disposal in authorised landfills, as well as the formalities required to obtain them.

The LESSEE will be entirely responsible for all damage that may be caused to third parties as a result of the execution of demolition, clearing away and waste disposal work. To this end, the LESSEE will take out a public liability insurance policy that will expressly cover this risk.

All the formalities, risks and expenses required to comply with this Agreement will fall to the LESSEE.

7.1.3. The LESSEE undertakes to deliver a copy to the LESSOR, before the execution of the Major Work involved in the construction of a new building and/or which requires some type of Major Work licence, of the basic and execution projects and all the modifications, duly signed by the architect and approved by the competent authorities, the planning of the work, as well as all the licences and all the permits that authorise the work and the activity, the payment of settlements and fees derived from these licences, as well the Site Safety and Occupational Health Plan, the approval of the Safety and Health Plan by the Safety and Health Coordinator, the opening of the work centre in the name of the builder.

If the project for the Major Work, licences and/or permits do not fulfil the legislation in force and the conditions of this Agreement, the LESSOR may have the LESSEE make the necessary modifications for the planned work to fulfil the agreement and the applicable legislation, without which the work cannot go ahead. In this case the LESSEE will meet all the costs and risks required to comply with the provisions of this paragraph.

The LESSOR may, having considered the project submitted or the execution of the works derived from it, insist that it fulfil all the city-development related legislation and regulations of the competent authorities applicable to the Required Work and/or be modified to guarantee the safety and stability of the Building. The LESSEE must take the measures and/or make the modifications indicated by the LESSOR pursuant to this clause.

7.1.4. The LESSEE will be totally responsible for any sanction, fine, fee or claim of any type and in any jurisdictional order which, with regard to the Major Work and/or Required Work it does, arises as a consequence of the non-fulfilment, delay or omission in compliance with city development, taxation or administrative legislation or with any orders delivered to it for this purpose by the competent administrations or the LESSOR, or as claim for indemnity for damages resulting from the aforementioned non-fulfilment, including those which may be brought against the LESSOR as the main, joint and several or subsidiary responsible party, and will keep the LESSOR free of any damages caused by the aforementioned omission until the termination of this Agreement.

As the LESSEE is responsible for the implementation of the Major Work and/or Required Work on the Property, in no case will the lack of execution of the work or the loss of licences or authorisations for the activity or the sealing or closure of the installation or the premises due to the lack of implementation of the aforementioned Major Work and/or Required Work constitute grounds for the termination of this Agreement.

7.1.5. In any case, and for the implementation of any Major Work and/or the Required Work, the LESSEE, besides the request for consent to be sent to the LESSOR, will deliver a technical project, and, if necessary, which complies with the applicable regulations and is duly approved by the Official College of Architects.

7.1.6. If any work is performed without the LESSOR’s consent when authorisation is required in accordance with the provisions of this Agreement, the latter may have the LESSEE restore things to the envisaged authorised condition, with the LESSEE meeting all the expenses involved, or else maintain the modifications made, once the work has been legalised by means of the Technical Project drafted by the Competent Technician and approved by the corresponding organisation, as well as the licence that protects the action, at the expense and on account of the LESSEE, without the LESSEE being entitled, in such a case, to claim indemnity from the LESSOR.

7.1.7. After obtaining the written authorisation and consent of the owners of the Real Property located in calle Albasanz N° 71 with the LESSEE, the LESSOR authorises the opening-up of connections or passageways with the aforementioned adjacent real property or the demolition of the party walls between both of them as long as the LESSEE is also the LESSEE of the aforementioned adjoining Real Property, and with the LESSEE being obliged to close the aforementioned connections or passageways and/or build the party walls that guarantee the physical separation between both properties with materials of the same quality that may be used in building in the future once either of the two Leasing Agreements it has expires, either the building in calle Albasanz N° 71 or the leased Real Property in calle Albasanz N° 73, within the maximum term of thirty (30) calendar days as of the moment the obligation to close or cancel the passageways begins. The LESSEE undertakes to manage, on its own account and its own expense, all the necessary projects and permits with the local authorities and with the owners of the adjacent building in calle Albasanz N° 71, which it has also leased, and will meet, entirely on its own account and its own expense, the costs of opening and closing the passageways and/or connections that have been made.

The LESSEE, before beginning the demolition work on the building, must provide the LESSOR with the following documentation:

- Copy of all licences, authorisations and permits stated in this section.

Signed authorisation by the owners of the adjoining property, located in calle Albasanz No. 71, with INTERXION ESPAÑA, S.A.U., expressly authorising the attachment of the aforementioned adjoining property to the property in calle Albasanz N° 73 and the performance of the party wall work, the opening of doorways, gaps and the restitution of both properties and in which the LESSEE takes on, vis-à-vis the owners of the property of calle Albasanz N° 71, all responsibility for the aforementioned attachment, party walls, doorways, gaps and restitution of the property, releasing the LESSOR from any responsibilities in this regard. Prior to the signature of the aforementioned document with the owners of the adjoining property, the LESSEE will submit the draft to the LESSOR so that the latter can compare the aforementioned document with the contents of this Agreement.

The presentation to the LESSOR of the aforementioned documents, including the authorisation of the adjoining property signed before the thirty-first of October 2011, will be an indispensable condition for undertaking any demolition or new building work of the BUILDING.

Without prejudice to the foregoing, the LESSEE will keep the LESSOR free from all claims that may be brought by the owners of calle Albasanz N° 71 for any reason, releasing the LESSOR from all responsibility.

On no account will the opening and use of the passageways constitute a right of passage or any type of right to the Property leased in favour of the adjacent property of calle Albasanz N° 71, and nor may it be entered in the Land Registry as such.

7.1.8. The LESSEE will deliver a copy of all the documentation generated as a result of the Major Work and/or the Required Work: execution drawings, projects, work certificates, administrative licences, receipts of payment of rates and licences, order books, authorisations for facilities, etc., until the completion of the major Work and/or the Required Work.

7.1.9. The LESSOR, throughout the term of the Agreement, will be kept up to date on the Major Work and/or the Required Work, and will be empowered to have the LESSEE make sure that the Major Work and/or Required Work is adapted to the project presented and/or to the applicable legislation.

The LESSEE will allow the LESSOR to see the subcontracting ledger of the Major Work and/or the Required Work at any time during the work, the LESSEE undertakes to provide the LESSOR with any documentation it requests on the subcontractors working on the “Major Work” and/or the Required Work at the time.

7.1.10. All work, including, as the case may be, those pertaining to connections between boundaries or passageways between buildings stated in this Agreement, will be contracted directly by the LESSEE, and the latter will take on, directly, personally and entirely, all the related responsibilities specific to a developer, both with regard to its execution, the project, permits, licences, authorisations, payment commitments, etc., releasing the LESSOR from any responsibility to third parties as a result of deficiencies in the project, execution of the work, building defects and payment commitments, as a result of the aforementioned work.

7.1.11. The LESSEE may not claim any damages or indemnity from the LESSOR due to a stoppage in the services or in its activity as a result of defects derived from the project and/or the work performed or to be performed by the LESSEE, including the services and facilities executed in the building or the Property, such as, by way of example, and without the list being regarded as exhaustive, electrical or air-conditioning installations, and nor may it claim discharge of the Agreement for any reason.

In no case will performance by the LESSEE of any work contained in this Agreement entitle the LESSEE to a reduction in the rent or the suspension thereof, nor to indemnity for work expenses or to abandon the Leasing Agreement even if the aforementioned work affects it relevantly.

7.2. Ownership of the work, declarations and registration of the work

On the Major Work has been completed, it will remain as the property and for the benefit of the LESSOR at no cost to the latter. The LESSEE will be obliged, entirely on its own account and its own expense, to perform the Declaration of New Building Work in the presence of a Notary Public, to have it entered in the corresponding registry and to declare it to the General Directorate of Land Registry, all in favour of the LESSOR, including the payment of taxes, professional fees and all the management costs incurred. The LESSOR will revise the documentation to be presented and will authorise the description of the property.

Moreover, the LESSEE will deliver to the LESSOR the Final Work Certificate signed by the Architect and the Quantity Surveyor and approval by the competent authorities, as well as copy of the legalisation projects and final Certificates of the installations signed by competent technicians approved by the corresponding organisation for all the installations of the building, bulletins of all the installations signed by authorised installers and stamped by the Authorised Control Organisation, copy of the licence and/or certificate of first occupation and opening licence.

7.3. Employer’s Obligations

7.3.1. The LESSEE undertakes, throughout the term of this Agreement, to ensure that the personnel hired and subcontracted for the execution of all the Work and Installations envisaged in this Agreement are properly contracted and that they are up to date in their Social Security contributions and other legal requirements, which it shall accredit at any time on request by the LESSOR.

7.3.2. The LESSEE expressly releases the LESSOR from any responsibility derived from the working relationship that the workers employed for the execution of the works and installations provided for in this agreement may have with the companies contracted or the non-fulfilment the latter of their obligations as employers, and will be directly and exclusively responsibility for any amount and/or responsibility that may be demanded of the LESSOR for such eventualities.

7.4. LESSEE’s responsibility for non-execution and/or non-completion of the work

7.4.1. If the LESSEE abandoned the leasing, or if the Agreement had to be terminated for reasons other than an act or breakage by the LESSOR, and the Work mentioned in this Agreement had not been completed, and, without prejudice to any other compensation established in this Agreement, the LESSEE will indemnify the LESSOR within a term of not more than ten days by way of damages, for the amount budgeted for the uncompleted work, obtained by obtaining the mean of three budgets submitted by three different companies of repute, in accordance with the indications of the architect managing the execution of the work, and/or the architect appointed by the LESSOR, for the part of the project and/or work with execution pending, plus any other expenses incurred until the new work is registered in the Land Registry.

7.4.2. Moreover, the LESSOR may choose to keep the work in its current status, at no charge to it, or have the LESSEE, on its own account and at its own expense, totally or partially demolish the work that has been built and clear the land, as provided for in this Agreement.

7.5. Information to the LESSOR

The LESSEE will inform the LESSOR in advance of any work it intends to carry out on the property, even if it is not Major Work and/or Required Work, and will provide it with copy of the project or of the licence, as applicable, on demand.

Eighth.- Conservation and Maintenance of the Property and installations

8.1. Throughout the term of this Agreement, the LESSEE will be responsible for carrying out all the Required Work necessary in accordance with the applicable regulations and legislation to conserve and maintain the property and its buildings in accordance with the provisions of this Agreement, and its installations and services/utilities in suitable conditions for it to be used as intended, as well as any work and installations required at all times by the applicable legislation for the use of the building for the purposes envisaged in this Agreement, including the ITE (Technical Building Inspection). The LESSEE undertakes to contract the maintenance of the fire-fighting installations.

8.2. The LESSEE will be entirely responsible for any sanction, fine or claim of any type and in any jurisdictional order derived from the non-fulfilment, delay or omission of the obligations taken on in this Agreement, including those that may be carried out or brought against the LESSOR as the main, joint and several or subsidiary responsible party, and will keep the latter free of any damages caused through the aforementioned omission until the end of this Agreement.

In any case, if the LESSOR has chosen to keep the existing Building in the Property on expiration of this Agreement and has thus informed the LESSEE as provided for in this Agreement, the LESSEE must deliver the building with the Major Work and/or the Required Work totally completed. Should the LESSEE fail to observe this obligation, the LESSOR will be entitled to execute any of the guarantees provided for in this Agreement for the amount budgeted in the aforementioned Major Work and/or the Required Work.

8.3. To the extent that the LESSEE is responsible for the implementation of the Major Work and/or the Required Work on the Property, in no case will the non-execution of the Required Work, or the loss of licences or authorisations for the activity or the sealing or closure of the installations or the premises due to the lack of implementation of the Required Work constitute grounds for the discharge of this Agreement.

Ninth.- Licences and Authorisations

9.1. The LESSEE will be responsible, throughout the term of this Agreement, for all the formalities for obtaining all the authorisations, permits and licences needed before all the organisations involved, be they municipal, regional, state or those required by the European Union, as well as private organisations, to carry out all kinds of work, including the work prior to the beginning of the activity, those pertaining to connections between boundaries or passageways between buildings as stated in this Agreement, or which arise as a consequence of the use or occupation of the Property and the building in it, and the fees of the professionals that have to be contracted, and all types of costs and taxes derived from the work, as well as all authorisations, permits and licences needed to open the building and for the beginning and development of the activity which the LESSEE aims to carry out on the Property. The LESSEE will be exclusively responsible for obtaining all the permits, authorisations and licences, expressly releasing the LESSOR from any responsibility for obtaining them.

9.2. In no case will the failure to obtain the necessary permits, authorisations and licences of any kind from the relevant organisations to perform all kinds of work, including work prior to the beginning of the activity, those pertaining to the connection or passageway between the buildings stated in this agreement and any licences that may be required to carry out the core or subleased activity or activities the LESSEE intends to carry out in the building in accordance with the provisions of this agreement constitute grounds for the discharge of this agreement.

9.3. If the application for the licence has to be made by the Owner of the Property, the LESSOR authorises the LESSEE to act as the Owner’s agent and representative for the application and management of the corresponding licence with the competent authorities, provided that the Major Work project requiring the licence fulfils all the requirements stipulated in this Agreement and this has been substantiated to the LESSOR.

The LESSEE will be directly and exclusively responsible for any administrative penalty or claim brought against the LESSOR or the Ownership of the Property as a consequence of or with regard to any licence that the LESSEE requires in accordance with the provisions of this clause, regardless of the cause thereof, without prejudice to any other indemnity for damages established by this Agreement.

Tenth.- Supply, Services, Expenses, Rates and Taxes

10.1. Expenses for utilities and services

The LESSEE will have total freedom to contract utilities and services with the companies it deems fitting, on its own account and at its own expense.

The consumption of electricity, telephone, fibre optic, hot and cold water, etc. corresponding to the leased Property and the building in it and in general any utility or other private expenses derived from the use of the latter and their installations and services contracted by the LESSEE, or the maintenance thereof, will be paid by it to the utility companies, with which it should contract these utilities directly.

Any adaptations in the installations to the applicable regulations during the term of this Agreement will be paid for in their entirety by the LESSEE.

The LESSOR accepts no responsibility whatsoever for interruptions or cuts in services such as lighting, fibre optic, hot and cold water, telephone, gas, heating or any others, and the LESSEE agrees to make no claims for such eventualities. Neither will the LESSOR be obliged to apply rent reductions or any other penalties for the interruptions referred to.

10.2. Taxes

10.2.1. The LESSEE will also be responsible for paying all taxes, rates and expenses, be they municipal, regional, state or required by the European Union levied on the property and/or on the activity, as well as any other rate or tax which in the future and throughout the term of this Agreement may be levied on the property or on the activity carried on by the LESSEE, barring the Impuesto de Bienes Inmuebles [Property Tax] (IBI) and the Technical Building Inspection (ITE), to be paid by the LESSOR.

10.2.2. The LESSEE undertakes to maintain and renew the Permanent Garage Entrance (Keep Clear sign) in its current condition and with all the dimensions cited in the They State I section, as well as its sign and the payment of the corresponding rates or fees until the end of this agreement. The receipt of payment of the Permanent Garage Entrance (Keep Clear sign) corresponding to the latest annual payment is attached as Annex 3.

10.2.3. All expenses, taxes or rates referred to in this clause will be paid directly by the LESSEE, who will deal with the relevant formalities and will deliver to the LESSOR, within a term of ten days, the receipts substantiating payment of these taxes and rates.

Should the LESSEE fail to pay any of the expenses, taxes or rates agreed to herein, and the LESSOR paid them, the LESSEE will pay the LESSOR the amounts of these taxes or rates, as well as interests, surcharges, costs or penalties the LESSOR may have had to pay within a maximum term of ten days as of presentation thereof to the LESSEE. Failure to settle the payment will generate the interests established in this Agreement until it has been fully paid.

If on the other hand, the LESSOR who failed to pay the IBI or the ITE and the LESSEE were legally obliged to attend to make these payments in lieu of the LESSOR or on being required to do so by the competent authority, the LESSOR may subtract the amounts of these taxes which the LESSEE had to pay from the rent the latter is obliged to pay according to the provisions of this Agreement.

Failure by the LESSEE to pay these amounts will be regarded as a basic non-fulfilment and grounds for terminating this Agreement.

Eleventh.- Responsibilities and Insurance

11.1. Responsibilities

The LESSEE is directly and exclusively responsible for any damages caused to it or to third parties, people or things as a direct or indirect consequence of the business installed or of the complementary uses carried out on the Property, releasing the owner from all types of responsibility, including damages derived from installations for services or utilities, as well as damages that may be caused to the different departments of the building and caused through omission, negligence and improper use by the occupants of the building or any other reason, all the foregoing without prejudice to any other legal responsibilities established for this purpose.

11.2. Insurance

11.2.1. The LESSEE undertakes, at its own cost, from the beginning of possession of the Property by the LESSEE and throughout the term of this Agreement, to have contracted the insurance policy in the terms and conditions established by the applicable legislation at all times, and with sufficient coverage for the building and risks derived from flooding, fire or any other cause of force majeure, as well as to cover public liability for damages caused to third parties inside the property or outside it by projecting elements and off-levels, and will contract the following insurances:

Public liability, both for the activity carried on and the possession of the real property, for an insured sum of 5,000,000 Euros (FIVE MILLION EURO) per claim and annual period, with the LESSOR being the third party.

Guarantee of Replacement Insurance in the event of accident, for the appraised value of the Real Property built the LESSEE, of which the LESSOR will be the sole and exclusive beneficiary. The LESSEE must have this insurance contracted when it has the certificate of completion of the adaptation work agreed to herein, and must provide the LESSOR with copy of the policy and the corresponding receipt of payment within a maximum of one week as of the aforementioned completion of work.

11.3. The appraisal value of the Guarantee of Replacement Insurance stated in the preceding clause will be delivered by the LESSEE, together with copy of the Final Certificate of Work signed by the Architect and Quantity Surveyor as provided for in this Agreement.

11.4. The insurance policies indicated herein will be contracted by the LESSEE with a reputable insurance company and with the conditions, limits and usual exclusions in this type of insurance.

11.5. The LESSEE undertakes to deliver to the LESSOR, every year, a copy of the insurance policy that covers the risks stated and the receipts of payment of the annual premiums beginning with the effective date of this Agreement and throughout its term.

11.6. Without prejudice to the preceding insurance policies, and besides all the insurances that may be legally required, and in accordance with the terms of this Agreement, the LESSEE must have entered into or prove that it has entered into the following insurance policies:

Insurance on the building and 10-year liability (insurance) against major structural faults for a value equivalent to that of the real property that is to be built.

Public Liability Insurance that guarantees public liability resulting from the execution of the Work and/or demolition it carries out for an insured sum of 5,000,000 Euros (FIVE MILLION EUROS) per claim, with the LESSOR being the third party.

The LESSEE accepts full responsibility for the existence of the aforementioned insurance, even if it is not the LESSEE that subscribes it directly, and accepts responsibility for any damage, claim, sanction or demand that may be brought as a consequence of or due to the lack of insurance, keeping the LESSOR free from any damage caused to it by the aforementioned omission.

11.7. The capitals and claim limits of the above insurance will increase as follows:

According to the increase in the CPI for the twelve months immediately preceding the date of each annual maturity date in the case of the public liability insurance.

In accordance with the increase in by the CPI for buildings and other constructions in the twelve months immediately preceding each annual maturity date in the case of the Guarantee of Replacement Insurance.

Twelfth.- Visits and inspections of the Property

12. The LESSOR will be entitled to appoint people to carry out, in its name, any inspections and visits to the work site and the Property and its buildings that may be necessary throughout the term of this Agreement, provided that the LESSOR acts in accordance with the Safety Standards the LESSEE has in place at that time and with a minimum notice of one (1) working day. If the inspection is to be performed outside public opening hours, the LESSOR must give at least two (2) working days notice.

Thirteenth.- Hazardous goods and materials

13.1. If in the usual performance of its activities and in the rendering of its services the LESSEE had to store or handle any substance or material usually or legally acknowledged as hazardous, harmful or pollutant material, the LESSEE is authorised to do so provided that it complies with the following conditions:

It has all the legal licences and authorisation required by the corresponding authorities.

It has taken the legally required precautions and safety measures or those which, even if they are not legally required, are commonly recognised as suitable or necessary.

It informs the LESSOR.

It contracts, on its own account and at its own expense, fully comprehensive insurance that specifically cover the risks for public liability and damage to the leased building through the possession, storage or handling of these substances.

The LESSEE undertakes to inform both of the existence of usually or legally approved substances or materials, such as hazardous, harmful or pollutant material, as well as its compliance with the conditions stated in this clause, providing the LESSOR with the documentation that substantiates it.

13.2. THE LESSEE expressly releases the LESSOR from any responsibility derived from the possession, storage or handling of these substances, with the LESSEE also being responsible for all expenses and handling incurred through the measures it has to take with regard to the possession, storage or management of such substances, as well as any rates or taxes levied on the aforementioned possession, storage or handling, any fines or penalties imposed by the authorities due to non-fulfilment of the regulations or requirements derived from the aforementioned possession, storage or management or the withdrawal or management of the refuse such materials produce until the end of the term of this Agreement.

Fourteenth.- Posters and Signs

14.1. The LESSOR authorises the LESSEE to install, at any time, both inside and on the facade of the building, any advertising posters or signs with its trade name and other signs pertaining to its business that it wishes, provided that it is compatible with the safety of the building, with the applicable legislation and that it has all the necessary permits and authorisations to do so.

The LESSEE will be exclusively responsible for obtaining all the permits, authorisations and licences, expressly releasing the LESSOR from any responsibility for obtaining them.

In any case, authorisation for the installation of signs on the outside facade will be conditioned to the LESSEE presenting to the LESSOR, before the installation of the posters or signs, a technical implementation project, with the LESSOR reserving the right to make any necessary modifications according to objective reasons related to the building’s architectural composition.

14.2. The LESSEE will pay all the expenses, fees and taxes required for the preparation of the technical project and for obtaining the corresponding permits, authorisations and licences, as well as all the expenses involved in insurance coverage, installation, maintenance and removal of posters and signs.

Fifteenth.- Sublease and Assignment

15.1. The LESSEE may not assign this agreement without the LESSOR’s consent/authorisation. Notwithstanding the foregoing, the LESSEE is solely and exclusively empowered to partially sublet the property for uses complementary to its core activity provided that any such use does not involve a greater percentage than that of the core activity and the clients to whom these services are rendered are also clients of the LESSEE’s core activity.

The LESSEE may also sublet for uses other than those indicated above and alien to the LESSEE’s the activity or corporate purpose, having secured the LESSOR’s written authorisation. Sublease in these cases will entail an increase in the rent provided for in article 32.2 of the LAU, in proportion to the space subleased by the LESSEE.

The term of the indicated subleases will be linked to that of this Agreement, hence once this Leasing Agreement has expired, the subleases will automatically expire with it.

The SUBTENANTS will take on the same obligations and duties as the LESSEE with regard to the provisions of this Agreement.

The LESSEE will be jointly and severally responsible for any damage caused by the SUBTENANTS, as well as any breaches by the SUBTENANTS of the obligations established for the LESSEE in this Agreement, with all the consequences that this may entail, including eviction and discharge of the Agreement.

15.2. For these purposes, the LESSEE will deliver to the LESSOR, on a quarterly basis, a list of the subleasing Contracts with third parties on the leased Property, only those which require the LESSOR’s authorisation, indicating the beneficiary of the subleasing, subleased surface, the amount of the sublease and the beginning and end dates of the subleasing. The LESSEE undertakes to show the LESSOR, on request, the Agreements included in the lists.

15.3. The LESSOR may assign its rights pursuant to this Agreement to another legal or natural person, and must inform the party to whom or to which it is going to sell the Property of the existence of this Agreement. The parties hereby expressly agree that should the LESSOR decide to avail itself of this right, the condition of LESSOR would be taken over by the aforementioned assignee, and all the parties hereto reciprocally and expressly undertake, in such an eventuality, to replace this Agreement with another one with the same contents, entered into by the aforementioned assignee, maintaining the commitment and the obligations taken on in this Agreement, with none of the parties being entitled to oppose the assignment.

Sixteenth.- Waiver of the rights of redemption and pre-emption and other rights of the LESSEE

16.1. In fulfilment of the provisions of section 4 of Law 29/1994, of November 24, on Urban Leasings, the parties expressly agree to exclude the application of the provisions of article 25 of the aforementioned current Ley de Arrendamientos Urbanos [Law of Urban Leasings] to this Leasing Agreement, with the LESSEE waiving the rights of redemption and pre-emption established in the aforementioned article.

16.2. The parties also expressly agree to exclude the application of the provisions of article 34 of the aforementioned Law to this Leasing Agreement, with the LESSEE waiving the right to the indemnification payable by the LESSOR as established in the aforementioned article.

16.3 Similarly, the LESSEE expressly waives the suspension, discharge and resolution of the Agreement and the reduction in the rent provided for in articles 21, 22 and 26 of the applicable Ley de Arrendamientos Urbanos [Law of Urban Leasings].

Seventeenth.- Eviction and Discharge

17.1. Each Party will be entitled to discharge this Agreement in accordance with the provisions of article 1124 of the Civil Code if the other Party fails to fulfil any of its contractual obligations, as well as those provided for in articles 35 and 27.2 of the Ley de Arrendamientos Urbanos, and fails to remedy the aforementioned breach within a maximum term of SIXTY days (60) as of the relevant notification made by the creditor unless a different term is established in the corresponding clause. Notification expenses will be met by the breaching party.

The term of remedy established excludes non-fulfilment in the delivery of the banker’s guarantees or extensions thereof established in this Agreement by way of guarantee of the obligations taken on by the LESSEE, hence the non-delivery thereof within the term agreed to will entail non-fulfilment, constituting grounds for immediate discharge, as well as for the initiation of eviction proceedings for non-payment of rent, which will be regulated as specifically provided for to this end, with all the effects established in this Agreement.

17.2. Failure by the LESSEE to pay the corresponding leasing amount, including expenses and other amounts that fall to it in accordance with the provisions of this Agreement, will be sufficient grounds for the LESSOR to bring eviction proceedings and to enforce the corresponding procedure for the discharge of this Leasing Contract. Nevertheless, the LESSEE may, one time only, in each one of the years of the term of the Agreement, remedy non-payment of the rent within a maximum term of sixty days (60) as of notice given by the LESSOR, delivered in a reliable way.

17.3. If the LESSOR is obliged to bring eviction proceedings should the other Party fail to honour any of its contractual obligations, the LESSEE will pay for all kinds of expenses, interests, including all court costs caused to the LESSOR and the fees of lawyers and solicitors according to the applicable rates of the official colleges that may be hired by the latter, provided that the action and services were mandatory. To this end, eviction will be regarded as equal to abandonment of the Agreement by the LESSEE, with all the effects provided for in this Agreement.

17.4. In the event of discharge of this Agreement, and by way of guarantee of the amounts owing by the LESSEE, the LESSOR may withhold the contents inside the leased Property (furniture and fittings, equipment and computing systems, goods, etc.) that do not constitute installations to which the LESSOR has the right to demand total or partial removal of the LESSEE.

Eighteenth.- Deposit, Banker’s guarantees and joint and several guarantee of INTERXION HOLDING NV

18.1. Deposit

The LESSEE delivers to the LESSOR, by way of deposit, in order to guarantee the obligations taken on pursuant to this Agreement, i.e., * * *, by means of a promissory note from the CaixaBank bank, with no. 6.075.721-6 8201-4. The LESSOR receives the aforementioned cheque subject to it being credited to the account, granting, in this act, the firmest and most efficient letter of payment for the aforementioned amount.

The existence of this deposit will never be used as a pretext to delay payment of the rent and nor may it be allocated to the payment of rent, not even the last monthly rental payment according to the Agreement.

The amount of the deposit will be updated every five years according to the amount which at the aforementioned time is to be paid to the LESSEE as rent for the following monthly payments.

The amount of the deposit will be returned to the LESSEE provided that it has fulfilled all the clauses of this Agreement. Otherwise it will be retained by the LESSOR, without prejudice to the LESSEE being entitled to any indemnity for damages that may be applicable according to the provisions of this Agreement and/or the Law.

18.2. Banker’s Guarantee

18.2.1. In order to answer for payment of the contractual obligations, rent and other expenses and taxes as of the beginning of this Leasing Agreement and throughout its term, the LESSEE undertakes to deliver to the LESSOR, on signature of this agreement, * * *, from a reputable Banking Organisation, executable on first presentation, and with a term until the termination of the Agreement, thus guaranteeing its contractual obligations until the termination of the Agreement. All the expenses incurred in the granting of the aforementioned Banker’s Guarantee will be met by the LESSEE.

18.2.2. Banker’s Guarantee during the demolition and execution of new building work

Complementary to and in addition to the * * * stated in this Agreement, and in order to further guarantee the obligations derived from the demolition and construction of a new building that the LESSEE may undertake in accordance with this Agreement, the LESSEE undertakes to deliver to the LESSOR, two weeks before the beginning of the demolition work on the building on the Property, * * *, from a reputable Banking Organisation, and for the term of two years or until the delivery to the LESSOR of the certificates of end-of-work and first occupation, guaranteeing its contractual obligations until the aforementioned date, with this guarantee being executable on presentation to the bank.

All the expenses involved in the granting of the aforementioned Banker’s Guarantee will be met by the LESSEE.

18.2.3. Extension of the Banker’s Guarantee in the event of changes in the LESSEE company

If during the term of this agreement there were a change in the shareholding of the LESSEE leading to the loss of control of the current lessee company’s shareholders, or the merger, transformation, demerger sale or transfer of the lessee company, INTERXION ESPAÑA, S.A.U., or if in general there were legal or economic events which, without involving the disappearance of the lessee company, involved the modification of its partners or activity (unless these events occur between companies within the INTERXION HOLDING NV group) or affect the LESSEE’s economic solvency, the LESSEE undertakes to deliver * * * as well as, if the work had not been completed, * * * until the final certification of the work scheduled in this Agreement, from a top-level Banking Organisation, executable on first presentation, and with a term until the termination of the Agreement, guaranteeing its contractual obligations until the termination of the Agreement.

Notwithstanding the foregoing, and without prejudice to the maintenance and requirement of the other guarantees established in this Agreement, the delivery of the security regulated in this section will not be necessary when the new shareholders of the company have the same as or greater solvency than INTERXION HOLDING NV as current sole shareholder of INTERXION ESPAÑA, S.A.U.

18.2.4. Expenses involved in the granting of Bankers’ Guarantees

All the expenses involved in the granting of the different Bankers’ Guarantees and their renewals agreed to in this clause will be met by the LESSEE.

18.2.5. Consequences inherent in the failure to secure or renew the guarantees

Failure by the LESSEE to obtain the guarantees stated in this Agreement or in any of their extensions for delivery to the LESSOR, or if they were delivered to the latter outside the established delivery term, will constitute an essential non-fulfilment of this Agreement by the LESSEE, and will empower the LESSOR to terminate this leasing Agreement, with all the consequences, conditions, compensation and amounts established in this Agreement for the case of non-fulfilment.

Delay in the delivery of the guarantees agreed to herein or any of their corresponding renewals will entitle the LESSOR to receive an indemnity of a daily amount equivalent to 0.5% of the amount for which guarantee should have been subscribed or renewed per day of delay in delivery to the LESSOR for the first 30 days, and which will be 1% from day 31 until the delivery date of the corresponding guarantee, besides all other expenses arising as a consequence of the delay in the delivery and without prejudice to the LESSOR being entitled to initiate eviction procedures as of day 61 counted as of the first day of non-fulfilment of the obligation to deliver the guarantees or renewals thereof, with all the effects provided for in this Agreement.

18.3. Responsibility of the Joint and Several Guarantor INTERXION HOLDING NV

INTERXION HOLDING NV, with registered offices in Tupolevlaan 24 - 1119 NX Schiphol-Rijk - Holland, a company duly incorporated in accordance with Dutch Law, and registered in the Chamber of Commerce of Amsterdam, Holland, endorses and guarantees, jointly and severally, and to the maximum extent permitted by law, all the obligations taken on by INTERXION ESPAÑA NV in this Agreement, particularly those of an economic nature, and any of the other clauses contained in this agreement, until its termination.

The LESSEE will meet all the expenses involved in this Joint and Several Guarantor responsibility.

Nineteenth.- Conversion of the Agreement into a Public Document in the Land Registry

This Agreement may be converted into a public document by the Notary Public appointed by the LESSEE, with the LESSEE paying all fees, charges, costs and taxes involved in converting the Agreement into a public document and its registration in the Land Registry, delivering an authorised copy of this conversion to the LESSOR, at no cost for the latter.

The LESSEE releases the LESSOR from any responsibility regarding the payment of all fees, charges, rates, taxes, expenses and the Transfer Tax and Stamp Duty, with the LESSEE undertaking to pay them within the maximum term of five days following notice by the LESSOR if for any reason the LESSOR were required to pay these amounts by the competent administration.

Twentieth.- Summons and notifications

The parties state and mutually acknowledge, as their respective addresses for any summons or notification that may be necessary with regard to the provisions of this Agreement, the addresses given in this document or any other the parties may provide by a reliable form of notice.

The parties undertake to notify any changes in their registered offices within a maximum term of fifteen calendar days as of the date they occur.

Twenty-first.- Courts

All the parties, expressly waiving their right to any other jurisdiction, expressly submit to the Court and Tribunals of the city of Madrid for any controversies that may arise between them in the construction, execution and performance of this Agreement.

Twenty-second.- Legal Regulation

This Agreement will be governed by the will of the parties, and, for any eventualities not provided for herein, by the Ley de Arrendamientos Urbanos [Law of Urban Leasings], the Civil Code, and is subject, in all its aspects, to the regulations of the Spanish Legal System.

For the record, and for it to take effect, and in proof of their agreement with all the foregoing, the parties sign two original copies of this Agreement in the place and on the date indicated in the heading.

Signature

Mr Robert J.M. Assink

INTERXION ESPAÑA, S.A.U.

For the LESSEE

Signature

Mr Robert J.M. Assink

INTERXION HOLDING, N.V.

For the JOINT AND SEVERAL GUARANTOR

Signature

Mr. Mohan B. Chainani

CHAINCO INVESTMENTS COMPANY, S.L.

For the LESSOR